Exhibit 16.1

June 13, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of WH Intermediate Holdings Ltd.’s Form 8-K dated June 12, 2003, and we have the following comments:

1.	We agree with the statements made in Items 4(a)(i), 4(a)(ii), 4(a)(iv), 4(a)(v), and 4(a)(vi).

2.	We have no basis on which to agree or disagree with the statements made in Items 4(a)(iii) and 4(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP